Exhibit 10.11

August 1, 2005
     Re: Employment Terms
Dear Mr. Lerner:
     You have been employed by Ritz Interactive, Inc. (formerly known as phobo.com, Inc.) (the “Company”) since April 1, 1999. The purpose of this letter is to confirm your current status, position and terms of employment.
     Your position with the Company is President and Chief Executive Office, working out of our Irvine, California office. In this position, you report to the Company’s Board of Directors and perform such duties as assigned from time to time.
     Your base salary is $100,000 per year, paid in twenty-six (26) bi-weekly installments of $3,846.15. In addition you are eligible for a bonus equal to 1% of the Company’s annual merchandise sales, with a maximum annual bonus amount of $400,000; provided however that the Company’s income before provision for income taxes (calculated in accordance with Generally Accepted Accounting Principles) for such year must be at least $500,00 in order for you to be eligible for this bonus. You are also eligible for an incremental discretionary bonus, the amount of which, if any, will be determined by the Company’s Board of Directors based upon a combination of Company and personal performance. You are eligible to participate in all employee welfare and benefit plans offered from time to time to peer employees of the Company however your medical and dental insurance premiums will be paid in-full by the Company. Additionally you shall be reimbursed for all out-of-pocket medical expenses. The Company will pay on your behalf the annual premium for a $2 million life insurance policy under which you will be the beneficiary. You also shall receive a monthly car allowance of $18,000 per year, paid in twenty-six (26) bi-weekly installments of $692.31. Lastly, you are eligible for three weeks of paid vacation per year.
     Like all employees of the Company, you have been and will be expected to comply with the rules, procedures, and policies of the Company as distributed to employees from time to time. Employment with the Company is on an at-will basis. This means that either you or the Company may terminate your employment at any time, for any reason, with or without cause. The at-will nature of your employment cannot be modified except by written agreement signed by the Company’s Executive Vice President and approved by the Company’s Board of Directors.
     During your employment with the Company, you may have or have had access to confidential and proprietary information of the Company. You have signed the Company’s standard confidentiality agreement, a copy of which is enclosed.

2010 Main Street, Suite 400, Irvine, CA 92614 — T 949.442.0203 — F 949.255.1560

RitzCamera.com • Photography.com • BoatersWorld.com • FishingOnly.com • BoatingOnly.com

     Please confirm the accuracy of the above matters by signing in the space provided below.

Very truly yours,
/s/ Scott Neamand Scott Neamand Executive Vice President and Chief Financial Officer

Enclosure
I (1) agree to the items stated in this letter and (2) acknowledge that no representations or promises have been made to me regarding my employment with the Company other than as set forth in this letter:

/s/ Fred H. Lerner	Date	9/7/05

Fred H. Lerner

2010 Main Street, Suite 400, Irvine, CA 92614 — T 949.442.0203 — F 949.255.1560

RitzCamera.com • Photography.com • BoatersWorld.com • FishingOnly.com • BoatingOnly.com

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